Exhibit 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger (773) 864-6850

FOR IMMEDIATE RELEASE
Bally Total Fitness Bondholders Join Company’s Other Lenders in Waiving Financial Reporting Covenant Default
CHICAGO – April 10, 2006 —Bally Total Fitness Holding Corporation (NYSE: BFT) today announced it received consents from holders of a majority of its outstanding 10-1/2% Senior Notes due 2011 (the “Senior Notes”) and 9-7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes”) to waive until July 10, 2006 the financial reporting covenant defaults under the indentures governing the notes resulting from the Company’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission. The waiver also extends the reporting deadlines for the Company’s 10-Q reports for the first quarter of 2006 until July 10, 2006 and for the second quarter of 2006 until September 11, 2006. As previously announced, lenders under Bally’s $275 million senior secured credit facility also agreed to extend financial reporting deadlines for the same periods. The Company continues to work diligently to complete the audit of its 2005 financial statements, and expects to file its 2005 10-K report and 2006 quarterly reports within the waiver periods.
Bally received consents from holders of approximately 99% of its outstanding Senior Notes and 94% of its outstanding Senior Subordinated Notes by the 5:00 p.m., April 7th consent deadline. Consenting holders will receive a one-time consent fee of $10.00 in cash or 4.4444 unregistered shares of Bally common stock for each $1,000 principal amount of notes at the consenting party’s option and subject to compliance with applicable securities laws. Bally expects to sell unregistered common stock to unregistered common stock to Wattles Capital Management, LLC and another large shareholder to finance the payment of cash consent fees and related expenses. The Company currently has approximately 38.5 million common shares outstanding and expects to issue approximately 2.76 million shares in connection with the lender and noteholder consent process.
Bally retained MacKenzie Partners, Inc. to serve as the information agent and tabulation agent for the consent solicitation. Questions concerning the consent solicitation should be directed to MacKenzie Partners, Inc., Madison Square Station, P.O. Box 865, New York, New York 10160-1051, Attention: Jeanne Carr. The information agent and tabulation agent may be reached by telephone at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).
This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation was made solely pursuant to a Consent Solicitation Statement and related Letter of Consent.

About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with nearly 390 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the Company’s exploration of strategic alternatives, for which it has engaged J.P. Morgan Securities Inc. and The Blackstone Group; the ability of the Company to complete its financial statements and required testing of internal controls; the outcome of the SEC and Department of Justice investigations; the disclosure by the Company’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; potential defaults under Bally’s senior credit facility; ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; and other factors described in filings of the Company with the SEC.
# # #